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                                                                     EXHIBIT 4.8


                              PEERLESS GROUP, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT


          This Non-qualified Stock Option Agreement (the "Agreement") is made and entered into this 3rd day of October, 1996, by and between PEERLESS GROUP, INC., a Delaware corporation (the "Corporation") and ALLEN D. FLEENER ("Optionee"). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Grant of Option. The Corporation hereby grants to Optionee an option (the "Option") to purchase two thousand five hundred (2,500) shares (the "Shares") of the One-hundredth of One Dollar ($.01) par value Common Stock of the Corporation at a purchase price equal to Eight Dollars ($8.00) per Share (the "Exercise Price"). The granting of this Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Vesting. The Option is fully vested as to twenty percent (20%) of the Shares on the date hereof, and shall become vested as to an additional twenty percent (20%) of the Shares as of each October 3, until October 3, 2000, at which time the Option shall be fully vested as to all of the Shares. The Option will expire with respect to all of the Shares if it is not exercised as to those Shares before October 3, 2001.

     3. Adjustment. In the event of any change in the outstanding Shares through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination or exchange of shares, or other like change in capital structure of the Corporation, an adjustment shall be made to the Option such that the Option shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Shares subject to the Option had the Option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur. The term "Shares" after any such change shall refer to the securities, cash and/or property then receivable upon exercise of the Option.

     4. Exercise of Option. The Option shall be exercisable from time to time to the extent it is effective and vested by the payment of the Exercise Price for the Shares to the Corporation by cashier's or certified check. Payment for such Shares may be made in whole or in part by delivery of Shares owned by Optionee, with such Shares being valued at their Fair Market Value on the date
of exercise.   For purposes of this Agreement, "Fair Market Value" of the Shares shall be the mean average of the closing bid and asked

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prices (regular way) on the largest principal national securities exchange on which common stock of the Corporation is then listed or admitted to trading, or if not then listed or admitted to trading on any principal national securities exchange, the last reported sale price for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or, if such sale price shall not be reported thereon, the mean of the closing bid and asked prices as reported thereon, or if such price shall not be reported thereon, as the same shall be reported by the National Quotation Bureau Incorporated.

     5.  Acknowledgment.  Optionee hereby acknowledges:

         (a) that an investment in the Corporation is not liquid, not easily transferrable or disposed of, and that Optionee has no need for liquidity of this investment; and

         (b) that Optionee will have no preemptive right to acquire stock of the Corporation and that the Shares will be subject to dilution as additional stock of the Corporation is issued.

     6. Representations and Warranties. Optionee hereby represents and warrants as follows:

         (a) The Shares subject to the Option will be acquired solely for Optionee's account for investment and are not being purchased for subdivision or fractionalization thereof; and Optionee has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person, or to anyone else, the Shares or any part thereof (other than as security for a purchase money loan from a state or national bank), and Optionee will not enter into any such contract, undertaking, agreement or arrangement.

         (b) The Corporation has made all documents pertaining to the Option available to Optionee.

         (c) Optionee had the opportunity to ask questions of, and receive answers from, representatives of the Corporation to obtain such information, to the extent such persons possess the same or could acquire it without unreasonable effort or expense, as Optionee deemed necessary.

         (d) Optionee will be investing in his own name; and Optionee was not solicited by any form of general solicitation or general advertising, including, but not limited to the following:

              (i) Any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; or

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              (ii)  Any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

         (e) Optionee is at least twenty-one (21) years of age and a bona fide resident of the United States and the State of Texas and has no present intention of becoming a resident of any other state or jurisdiction.

         (f) Optionee is a person who has such knowledge and experience in financial and business matters that Optionee is capable of evaluating the merits and risks of an investment in the Corporation and of making an informed decision.

     7. Indemnification. Optionee recognizes that the grant of the Option will be based upon the representations and warranties contained in paragraph 6 above and hereby agrees to indemnify the Corporation and its directors, officers, agents and employees and to hold each of such entities and persons harmless against all liabilities, costs or expenses (including reasonable attorneys' fees) arising by reason of or in connection with any misrepresentation or any breach of such warranties, or arising as a result of the sale or distribution of the Shares in violation of the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any other applicable federal or state statute.

     8. Binding Effect. This Agreement and the representations and warranties contained herein shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                        PEERLESS GROUP, INC.


                                        By:/s/ Rodney L. Armstrong, Jr.
                                           ---------------------------------
                                           Rodney L. Armstrong, Jr.,
                                           Chairman of the Board

                                        /s/ Allen D. Fleener
                                        ------------------------------------
                                        ALLEN D. FLEENER

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